EXHIBIT 99.1

RICA FOODS, INC.

ANNOUNCES RECEIPT OF WARNING LETTER FROM THE AMEX

Miami, FL. November 23, 2004. Rica Foods, Inc. (AMEX: RCF) (the “Company”) has announced that, on November 17, 2004, it received a warning letter from the staff of the American Stock Exchange (the “AMEX”). The letter advised the Company that, due to the resignation of Mr. Vargas, the Company was not in compliance with the continued listing standard described in Section 121(B)(2)(a) of the AMEX Company Guide, which requires that an Audit Committee have three members. The AMEX provided the company until December 31, 2004 to regain compliance with the AMEX requirements.

The Company has been seeking a director to serve as the third independent member of the audit committee. Although the Company has considered a number of audit committee candidates that would satisfy the AMEX’s listing standards, the Company has been hoping to secure an audit committee member that is also recognized as a financial expert. The Company is hopeful that a candidate currently under consideration will be selected to serve on the audit committee in the near future.

In the letter, the staff of the AMEX advised the Company that the staff had determined not to apply at that time the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide. The letter constituted a “Warning Letter” pursuant to Section 1009(a)(i) of the Company Guide and notice of a failure to satisfy a continued listing standard. The letter advised the Company that failure to resolve the specified listing deficiency by the end of 2004 would result in the staff assessing the registrant’s continued listing eligibility, including the application of the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide and/or initiation of delisting proceedings.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company’s results, reference is made to the Company’s registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information contact Rica Foods at (305) 858-9480, or e-mail to mmarenco@ricafoods.com.

SOURCE: Rica Foods, Inc.